Exhibit 99.1

               UNITED STATES CELLULAR CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                    Unaudited
                                                    Twelve Months Ended
                                                        September 30,
                                                  ------------------------
                                                      1995        1994
                                                  -----------  ----------
                                                   (Dollars in thousands,
                                                  except per share amounts)
OPERATING REVENUES
    Service                                       $ 436,002    $ 285,982
    Equipment sales                                  15,025       13,174
                                                  ---------    ---------
        Operating Revenues                          451,027      299,156
                                                  ---------    ---------

OPERATING EXPENSES
    System operations                                65,392       43,250
    Marketing and selling                            92,187       61,318
    Cost of equipment sold                           51,977       34,902
    General and administrative                      120,206       90,123
    Depreciation                                     51,923       35,619
    Amortization of intangibles                      30,688       24,394
                                                  ---------    ---------
        Total Operating Expenses                    412,373      289,606
                                                  ---------    ---------


OPERATING INCOME BEFORE MINORITY SHARE               38,654        9,550
Minority share of operating income                   (7,185)      (4,432)
                                                  ---------    ---------
OPERATING INCOME                                     31,469        5,118
                                                  ---------    ---------
INVESTMENT AND OTHER INCOME
    Investment income                                34,243       24,851
    Amortization of licenses and deferred costs
        related to investments                       (1,023)        (918)
    Interest income                                   4,224        3,090
    Other (expense), net                             (1,845)      (1,662)
    Gain on sale of cellular interests               80,981         --
                                                  ---------    ---------
        Total Investment and Other Income           116,580       25,361
                                                  ---------    ---------
INCOME BEFORE INTEREST AND
  INCOME                                            148,049       30,479
Interest expense - affiliate                         16,189       17,741
Interest expense - other                             11,887        4,036
                                                  ---------    ---------

INCOME BEFORE INCOME TAXES                          119,973        8,702
Income tax expense                                   38,781        4,746
                                                  ---------    ---------
NET INCOME                                        $  81,192    $   3,956
                                                  =========    =========
WEIGHTED AVERAGE COMMON AND
  SERIES A COMMON SHARES (000s)                      83,103       77,187

EARNINGS PER COMMON SHARE
    AND SERIES A COMMON SHARE                     $     .98    $     .05
                                                  =========    =========


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